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                                                                    EXHIBIT 12.2

                           RJR NABISCO HOLDINGS CORP.

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES / DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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
                                                                                  YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1998       1997       1996       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges:
  Income (loss) before income taxes...............................  $    (614) $   1,016  $   1,199  $   1,266  $   1,375
  Less minority interest in pre-tax income (loss) of Nabisco
    Holdings......................................................         (6)       142         22        105         --
                                                                    ---------  ---------  ---------  ---------  ---------
  Adjusted income (loss) before income taxes......................       (608)       874      1,177      1,161      1,375
  Interest and debt expense.......................................        880        912        927        899      1,065
  Interest portion of rental expense..............................         58         61         56         54         51
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges.....................................  $     330  $   1,847  $   2,160  $   2,114  $   2,491
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

Fixed charges:
  Interest and debt expense.......................................  $     880  $     912  $     927  $     899  $   1,065
  Interest portion of rental expense..............................         58         61         56         54         51
  Capitalized interest............................................          3          6         15         12         11
                                                                    ---------  ---------  ---------  ---------  ---------
    Total fixed charges...........................................  $     941  $     979  $     998  $     965  $   1,127
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Deficiency in the coverage of fixed charges by earnings before
  fixed charges...................................................  $    (611)        --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges................................         --        1.9        2.2        2.2        2.2
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
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